SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 10, 2003

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                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



            Delaware                     000-21629              13-4131019
 (State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
         incorporation)                                      Identification No.)



            900 Third Avenue
              New York, NY                                     10022
 (Address of principal executive offices)                    (Zip code)

Registrant's telephone number, including area code: (212) 593-1000

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Item 5.    Other Events and Regulation FD Disclosure

      On December 10, 2003, as previously announced in press releases dated December 5, 2003 and December 10, 2003, Kroll Inc. ("Kroll") held a meeting with the investment community outlining its strategic outlook for 2004 and earnings guidance for 2003 and 2004, which meeting was simultaneously webcast on Kroll's website.

      At this meeting, Kroll announced, among other things, that in the fourth quarter of 2003 it purchased $15 million aggregate principal amount of 15% Secured Senior Subordinated Notes due 2006 (the "Notes") of Color Spot Nurseries, Inc. ("Color Spot") through its new indirect subsidiary, Kroll Zolfo Cooper Structured Equity LLC. At the time of investment, Color Spot paid Kroll a commitment fee of $1.5 million. In addition, Color Spot is obligated to pay Kroll an annual fee of 5% of the original aggregate principal amount of the Notes on each anniversary of the date of the Notes and a fee of 5% of the prepaid principal amount of the Notes upon any prepayment of the Notes, except that if any portion of the Notes is prepaid after the second anniversary of the Notes and prior to 240 days after the second anniversary of the Notes, the prepayment fee will be 2.5% of the prepaid principal amount of the Notes.

      Kroll invested in Color Spot concurrently with Catalyst Equity Fund, LP ("Catalyst"), an investment partnership which is indirectly controlled by senior management of Kroll Zolfo Cooper LLC, a subsidiary of Kroll. Catalyst restructured its existing investment in Color Spot and invested some additional funds to purchase $15 million aggregate principal amount of the Notes.



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                                   SIGNATURES
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   KROLL INC.


                                   By: /s/ Sabrina H. Perel
                                      -------------------------
                                      Name:  Sabrina H. Perel
                                      Title: Vice President and
                                             General Counsel


Date:  December 16, 2003




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